Exhibit 99.1

Gary Thompson – Media	Jennifer Chen – Investors
Caesars Entertainment Corporation	Caesars Entertainment Corporation
(702) 407-6529	(702) 407-6407

Caesars Entertainment Names Eric Hession Chief Financial Officer;

Donald Colvin Announces Retirement

LAS VEGAS, Nov. 10, 2014 — Caesars Entertainment Corporation (NASDAQ: CZR), the world’s most diversified gaming and entertainment company, today announced the appointment of Eric Hession, the company’s senior vice president and treasurer, as Chief Financial Officer, effective January 1, 2015. Hession will succeed Donald Colvin, who is retiring from the company effective December 31, 2014. Hession’s appointment is subject to regulatory approval.

Colvin’s departure from the company is unrelated to the company’s financial condition or financial reporting. There is no disagreement between Colvin and the company.

“Eric has been an invaluable member of the finance team at Caesars and I am pleased to welcome him to the senior management team. His tenure with the company coupled with his experience and leadership track record makes him ideally suited to assume the role of CFO. Eric is highly regarded inside and outside of the company and I have the upmost confidence in him to do a fantastic job,” said Gary Loveman, Chairman, Chief Executive Officer and President of Caesars Entertainment Corporation.

As CFO, Hession, 40, will be responsible for Caesars’ finance functions and will report to Loveman. In his current capacity, Hession is responsible for financial planning, treasury and investor relations. He joined the company in 2002 after four years with Merck & Co. Hession has an undergraduate degree in engineering from Cornell University and an M.B.A. from the Fuqua School of Business at Duke University.

“I am excited for this new opportunity and look forward to working with our team and our stakeholders to further strengthen Caesars’ financial position and drive greater value for our shareholders,” Hession said.

Loveman continued, “On behalf of the Board of Directors and management team, I would like to thank Donald for his contributions to Caesars. During this time, he has been a significant asset in helping to guide the expansion of our distribution network and improve the company’s capital structure. We wish him all the best.”

“I will leave the finance team in the very capable hands of Eric and with the confidence that Caesars is well positioned to achieve continued growth and success,” Colvin said.

About Caesars Entertainment

Caesars Entertainment Corporation (CEC) is the world’s most diversified casino-entertainment provider and the most geographically diverse U.S. casino-entertainment company. CEC is mainly comprised of the following three entities: the majority owned operating subsidiary Caesars Entertainment Operating Company, wholly owned Caesars Entertainment Resort Properties and Caesars Growth Properties, in which we hold a variable economic interest. Since its beginning in Reno, Nevada, 75 years ago, CEC has grown through development of new resorts, expansions and acquisitions and its portfolio of subsidiaries now operate 50 casinos in 13 U.S. states and five countries. The Company’s resorts operate primarily under the Caesars®, Harrah’s® and Horseshoe® brand names. CEC’s portfolio also includes the London Clubs International family of casinos. CEC is focused on building loyalty and value with its guests through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership. The Company is committed to environmental sustainability and energy conservation and recognizes the importance of being a responsible steward of the environment. For more information, please visit www.caesars.com.

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